UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 9, 2009

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Canada	000-28882	52-2247240
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

7799 Pardee Lane, Oakland CA		94621
(Address of principal executive offices)		(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On April 9, 2009, World Heart Corporation (the “Company”) entered into an employment agreement with Jal S. Jassawalla, the Company’s Executive Vice President and Chief Technology Officer, with an effective date of February 4, 2009 (the “Effective Date”).  The employment agreement amends, restates and supersedes in its entirety the prior offer letter between the Company and Mr. Jassawalla dated June 23, 2000, as amended. Mr. Jassawalla’s initial base annual salary under the employment agreement will be $287,400.  Mr. Jassawalla will be eligible for a target bonus of up to 25% of his annual base salary, to be awarded at the discretion of the Company’s Board of Directors (the “Board”) as exercised in accordance with the incentive compensation practices and plans of the Board and the Compensation Committee of the Board from year to year.

Mr. Jassawalla’s employment agreement provides him with certain severance rights in the event he is terminated without Cause (as defined in the Company’s 2006 Equity Incentive Plan), or he resigns for Good Reason (as defined in the employment agreement), subject to execution of a general release of claims in a form provided by the Company.  In the event the Company terminates Mr. Jassawalla’s employment without Cause during the first 12 months following the Effective Date (prior to February 4, 2010) and such termination constitutes a Separation from Service (as defined in the employment agreement), the Company will pay him a lump sum severance payment equal to two years of his base salary, as then in effect.  In the event the Company terminates Mr. Jassawalla’s employment without Cause or he resigns for Good Reason during the second 12 months after the Effective Date (on or after February 4, 2010 and prior to February 4, 2011) and such termination or resignation constitutes a Separation from Service, (i) the Company will pay him a lump sum severance payment equal to 24 months of his base salary, as then in effect, minus one month of his base salary for each complete month of service worked during those 12 months, and (ii) any Company stock options held by Mr. Jassawalla that are vested on the date of his termination or resignation will be exercisable for up to twelve months after such termination or resignation.  In the event the Company terminates Mr. Jassawalla’s employment without Cause or he resigns for Good Reason on or after February 4, 2011 and such termination or resignation constitutes a Separation from Service, (i) the Company will pay him a lump sum severance payment equal to the highest level of severance to which any other Executive Vice President or Senior Vice President of the Company is entitled pursuant to a written agreement with, or written plan or policy affecting, the executive, but not less than six months of Mr. Jassawalla’s base salary, as then in effect, and (ii) any Company stock options held by him that are vested on the date of his termination or resignation will be exercisable for up to twelve months after such termination or resignation.

On April 9, 2009, the Compensation Committee of the Board, upon delegation by the Board, approved a grant to Mr. Jassawalla of an option to purchase 265,079 common shares of the Company at $2.50 per share pursuant to the Company’s 2006 Equity Incentive Plan. The option will vest at the rate of 25% of the shares on the twelve month anniversary of the Effective Date, with the remaining shares vesting monthly thereafter over a three year period, subject to his continued employment.  Contingent on his continued employment, Mr. Jassawalla will also be eligible to receive additional equity incentive grants on the first and second anniversaries of the Effective Date, conditioned upon the achievement of certain as-yet-undetermined performance metrics.  Such grants will provide Mr. Jassawalla with the option to purchase that number of shares representing 0.5% of the Company’s total issued and outstanding shares as of the respective grant date, subject to vesting monthly over a four year period and subject to his continued employment. Any unvested stock options outstanding as of the Effective Date will continue to vest during Mr. Jassawalla’s employment pursuant to their existing terms.

 (f)  In addition, on April 9, 2009, the Compensation Committee of the Board, upon delegation by the Board, determined that certain performance goals established in connection with the 2008 cash performance bonus program had been met by Mr. Jassawalla during the 2008 fiscal year and approved the payment of a cash bonus to Mr. Jassawalla in the amount of $57,480. Including this cash performance bonus, the total compensation for Mr. Jassawalla for the fiscal year ended December 31, 2008 was $349,765.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is being furnished herewith:

Exhibit No.	Description of Exhibit.

10.34	Employment Agreement with Jal S. Jassawalla

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 13, 2009

WORLD HEART CORPORATION

	By:	/s/ David Pellone
	Name:	David Pellone
	Title:	Vice President, Finance and Chief Financial Officer